Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

info@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports Second Quarter 2012 Financial Results

Declares Quarterly Dividend of $0.11 per Share

Beaverton, Ore. — July 26, 2012 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Results

Revenues for the second quarter 2012 decreased 4% to $9.1 million from $9.5 million in the same quarter a year ago. The small decrease in revenues was primarily due to lower revenues from joint ventures with The Nielsen Company (“Nielsen”) as a result of the previously announced suspension of operations of the ventures in the first quarter of 2012.

Operating income for the quarter was $1.9 million, compared to $2.3 million in the second quarter of 2011. The lower income reflects the decrease in revenues noted above and increased investment in research and development.

Net income for the quarter was $1.2 million or $0.17 per diluted share. This compares to net income of $3.6 million or $0.50 per diluted share in the second quarter of 2011. The decrease is primarily due to the 2011 results having included a $2.6 million tax benefit that resulted from the reversal of a valuation allowance on the company’s deferred tax assets.

At June 30, 2012, cash and cash equivalents, and marketable securities totaled $43.5 million, up from $33.4 million at December 31, 2011. The increase is primarily due to increased license revenues from Verance after settlement of litigation in the first quarter of 2012.

Digimarc declared a quarterly dividend of $0.11 per share on the outstanding common shares, payable on August 24, 2012 to shareholders of record at the close of business on August 10, 2012. The aggregate amount of the quarterly dividend payment is expected to be approximately $784,000.

Conference Call

Digimarc will hold a conference call later today (Thursday, July 26, 2012) to discuss second quarter 2012 results. Chairman and CEO Bruce Davis and CFO Mike McConnell will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be broadcast live via webcast at www.digimarc.com/investors and www.earnings.com, and will be available for replay until August 9, 2012. Thereafter, the webcast will be archived and available on Digimarc’s website at www.digimarc.com/investors/investor-events-and-webcasts.

For those who wish to listen to the call via telephone, please dial the listen-only telephone number below at least 5-10 minutes prior to the scheduled start time:

Listen-Only Number: 866-562-9934

Conference ID#: 99525122

If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements providing inferences about future financial performance and amounts of future dividend payments, any related inferences regarding increases in license and subscription revenues, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results will be set forth in the company’s Form 10-K for the year ended December 31, 2011 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Six-Month Information
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenue:
Service	$2,609	$3,165	$5,657	$6,234
License & subscription	6,503	6,308	20,501	12,330

Total revenue	9,112	9,473	26,158	18,564
Cost of revenue:
Service	1,485	1,614	3,182	3,198
License & subscription	98	76	211	141

Total cost of revenue	1,583	1,690	3,393	3,339
Gross profit:
Service	1,124	1,551	2,475	3,036
License & subscription	6,405	6,232	20,290	12,189

Total gross profit	7,529	7,783	22,765	15,225
Gross margin:
Service	43%	49%	44%	49%
License & subscription	98%	99%	99%	99%
Total revenue	83%	82%	87%	82%
Operating expenses:
Sales and marketing	970	1,017	1,977	2,119
Research, development and engineering	2,146	1,884	4,144	3,659
General and administrative	2,191	2,270	4,949	5,117
Intellectual property	291	266	610	567

Total operating expenses	5,598	5,437	11,680	11,462
Operating income	1,931	2,346	11,085	3,763
Net loss from joint ventures	—	(698)	(1,107)	(1,235)
Interest income, net	33	48	91	106

Income before provision for income taxes	1,964	1,696	10,069	2,634
(Provision) benefit for income taxes	(748)	1,930	(3,854)	1,930

Net income	$1,216	$3,626	$6,215	$4,564

Earnings per common share:
Net income per common share - basic	$0.17	$0.54	$0.88	$0.67
Net income per common share - diluted	$0.17	$0.50	$0.84	$0.62
Weighted average common shares outstanding - basic	6,737	6,696	6,738	6,780
Weighted average common shares outstanding - diluted	6,993	7,245	6,999	7,381

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents (1)	$7,473	$3,419
Marketable securities (1)	26,525	22,244
Trade accounts receivable, net	2,543	3,502
Other current assets	1,162	1,306

Total current assets	37,703	30,471
Marketable securities (1)	9,522	7,715
Property and equipment, net	1,357	1,395
Intangible assets, net	3,361	2,808
Investments in joint ventures	—	415
Deferred tax assets	2,229	2,634
Other assets, net	214	355

Total assets	$54,386	$45,793

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$651	$952
Income taxes payable	1,014	—
Deferred revenue	2,338	2,660

Total current liabilities	4,003	3,612
Deferred rent and other long-term liabilities	419	464

Total liabilities	4,422	4,076
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	37,322	34,511
Retained earnings	12,585	7,149

Total shareholders’ equity	49,964	41,717

Total liabilities and shareholders’ equity	$54,386	$45,793

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $43,520 and $33,378 at June 30, 2012 and December 31, 2011.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Six-Month Information
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Cash flows from operating activities:
Net income	$1,216	$3,626	$6,215	$4,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	149	156	292	309
Amortization of intangibles	53	28	119	54
Stock-based compensation	1,401	995	2,807	1,981
Net loss from joint ventures	—	698	1,107	1,235
Deferred income tax expense (benefit)	(649)	(2,433)	62	(2,433)
Tax benefit from stock-based awards	558	501	1,893	501
Excess tax benefit from stock-based awards	(203)	(501)	(1,538)	(501)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(73)	(121)	959	635
Other current assets	(34)	(237)	132	296
Other assets, net	58	(50)	141	4
Accounts payable and other accrued liabilities	(264)	(164)	(341)	(45)
Income taxes payable	(46)	—	1,014	—
Deferred revenue	(244)	(173)	(327)	(412)

Net cash provided by operating activities	1,922	2,325	12,535	6,188
Cash flows from investing activities:
Purchase of property and equipment	(106)	(192)	(254)	(357)
Capitalized patent costs	(176)	(164)	(622)	(293)
Investments in joint ventures, net	(692)	(700)	(692)	(1,400)
Sale or maturity of marketable securities	46,143	11,534	69,136	53,768
Purchase of marketable securities	(46,732)	(14,808)	(75,224)	(43,123)

Net cash (used in) provided by investing activities	(1,563)	(4,330)	(7,656)	8,595
Cash flows from financing activities:
Issuance of common stock	531	733	603	733
Purchase of common stock	(1,388)	(1,942)	(2,187)	(17,647)
Cash dividends paid	(779)	—	(779)	—
Excess tax benefit from stock-based awards	203	501	1,538	501

Net cash used in financing activities	(1,433)	(708)	(825)	(16,413)

Net increase (decrease) in cash and cash equivalents (2)	$(1,074)	$(2,713)	$4,054	$(1,630)

Cash equivalents and marketable securities at beginning of period	44,005	33,108	33,378	45,944
Cash equivalents and marketable securities at end of period	43,520	33,669	43,520	33,669

(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$(485)	$561	$10,142	$(12,275)